Form 10-K405, Exhibit 13
period 2000-09-30
HOLOGIC INC
filed 2000-12-22
CIK 859737

Report of Independent Public Accountants


To Hologic, Inc.:

We have audited the accompanying consolidated balance sheets of Hologic, Inc. (a Delaware corporation) and subsidiaries as of September 25, 1999 and September 30, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hologic, Inc. and subsidiaries as of September 25, 1999 and September 30, 2000, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States.



Boston, Massachusetts
November 15, 2000                                     /s/ Arthur Andersen LLP

HOLOGIC, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands)

ASSETS                                                                                        September 25,   September 30,
                                                                                                  1999            2000
Current Assets:
 Cash and cash equivalents                                                                       $ 36,508        $ 22,778
 Short-term investments                                                                            26,170               -
 Accounts receivable, less reserves of $3,480 and $7,923, respectively                             28,056          50,580
 Inventories                                                                                       17,596          39,706
 Prepaid expenses and other current assets                                                          6,841           3,041
                                                                                                 --------        --------
     Total current assets                                                                         115,171         116,105
                                                                                                 --------        --------
Property and Equipment, at cost:
 Land                                                                                              10,002          12,203
 Buildings and improvements                                                                        28,812          35,919
 Equipment                                                                                         15,981          21,568
 Furniture and fixtures                                                                             3,224           3,918
 Leasehold improvements                                                                               605             636
                                                                                                 --------        --------
                                                                                                   58,624          74,244
 Less--Accumulated depreciation and amortization                                                    8,154          11,450
                                                                                                 --------        --------
                                                                                                   50,470          62,794
                                                                                                 --------        --------
Intangible Assets:
 Developed technology and know-how                                                                      -          11,800
 Assembled workforce                                                                                    -           3,000
 Goodwill and other intangible assets, net                                                              -           4,337
                                                                                                 --------        --------
                                                                                                        -          19,137
                                                                                                 --------        --------
Deferred Income Taxes, net                                                                          6,225          16,809
Other Assets, net                                                                                   3,904           4,810
                                                                                                 --------        --------
     Total assets                                                                                $175,770        $219,655
                                                                                                 ========        ========
Current Liabilities:
 Line of credit                                                                                  $  1,103        $    388
 Accounts payable                                                                                   6,063          16,414
 Accrued expenses                                                                                  10,103          32,639
 Deferred revenue                                                                                   8,079          13,642
                                                                                                 --------        --------
     Total current liabilities                                                                     25,348          63,083
                                                                                                 --------        --------
Note Payable (Note 3b)                                                                                  -          25,000

Commitments and Contingencies (Notes 9 and 14)

Stockholders' Equity:
 Preferred stock, $0.01 par value-
  Authorized--1,623 shares
  Issued--0 shares                                                                                      -               -
 Common stock, $0.01 par value-
  Authorized--30,000 shares
  Issued--15,303 and 15,419 shares, respectively                                                      153             154
 Capital in excess of par value                                                                   109,624         110,233
 Retained earnings                                                                                 42,440          23,821
 Accumulated other comprehensive loss                                                              (1,331)         (2,172)
 Treasury stock, at cost--45 shares in 1999 and 2000                                                 (464)           (464)
                                                                                                 --------        --------
     Total stockholders' equity                                                                   150,422         131,572
                                                                                                 --------        --------
     Total liabilities and stockholders' equity                                                  $175,770        $219,655
                                                                                                 ========        ========

The accompanying notes are an integral part of these consolidated financial statements.

HOLOGIC, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands)

                                                                                            Years Ended
                                                                           --------------------------------------------
                                                                           September 26,   September 25,   September 30,
                                                                               1998            1999            2000
Revenues:
 Product sales                                                                $111,498         $81,737        $ 90,864
 Other revenue                                                                   4,066           2,403           2,882
                                                                              --------         -------        --------

                                                                               115,564          84,140          93,746
                                                                              --------         -------        --------
Costs and Expenses:
 Cost of product sales                                                          55,891          50,333          63,604
 Research and development                                                        9,778          12,664          17,178
 In-process research and development                                                 -               -           5,000
 Selling and marketing                                                          28,589          19,658          23,882
 General and administrative                                                     10,452          10,963          16,441
                                                                              --------         -------        --------

                                                                               104,710          93,618         126,105
                                                                              --------         -------        --------

     Income (loss) from operations                                              10,854          (9,478)        (32,359)

Interest Income                                                                  5,998           4,204           3,567

Other Expense                                                                     (664)           (548)           (227)
                                                                              --------         -------        --------

     Income (loss) before provision (benefit) for
      income taxes                                                              16,188          (5,822)        (29,019)

Provision (Benefit) for Income Taxes                                             5,800          (2,075)        (10,400)
                                                                              --------         -------        --------

     Net income (loss)                                                        $ 10,388         $(3,747)       $(18,619)
                                                                              ========         =======        ========
Net Income (Loss) per Share:
 Basic                                                                        $   0.78         $ (0.27)       $  (1.22)
                                                                              ========         =======        ========
 Diluted                                                                      $   0.75         $ (0.27)       $  (1.22)
                                                                              ========         =======        ========

Weighted Average Number of Shares Outstanding:
 Basic                                                                          13,259          13,950          15,320
                                                                              ========         =======        ========
 Diluted                                                                        13,766          13,950          15,320
                                                                              ========         =======        ========

The accompanying notes are an integral part of these consolidated financial statements.

HOLOGIC, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

(In Thousands)



                                                           Common Stock           Capital in
                                                      Number of      $0.01        Excess of   Retained
                                                       Shares      Par Value      Par Value   Earnings
Balance, September 27, 1997                             13,111         $ 131       $ 91,668   $ 35,799
 Exercise of stock options                                 229             2          1,307          -
 Stock issued for employee compensation                      9             -            227          -
 Issuance of common stock under employee stock
  purchase plan                                             17             -            278          -
 Issuance of common stock under 401(k) plan                 12             1            291          -
 Purchase of treasury stock                                  -             -              -          -
 Compensation for grants of stock options to
  nonemployees                                               -             -            133          -
 Tax benefit from stock options exercised                    -             -          1,196          -
 Net income                                                  -             -              -     10,388
 Translation adjustments                                     -             -              -          -
                                                        ------         -----       --------   --------

     Comprehensive income


Balance, September 26, 1998                             13,378           134         95,100     46,187
 Exercise of stock options                                  30             -            131          -
 Stock issued for employee compensation                     11             -            144          -
 Issuance of common stock under employee stock
  purchase plan                                             27             -            163          -
 Issuance of shares related to acquisition               1,857            19         13,910          -
 Compensation for grants of stock options to
  nonemployees                                               -             -            133          -
 Tax benefit from stock options exercised                    -             -             43          -
 Net loss                                                    -             -              -     (3,747)
 Translation adjustments                                     -             -              -          -
                                                        ------         -----       --------   --------

     Comprehensive loss


Balance, September 25, 1999                             15,303           153        109,624     42,440
 Exercise of stock options                                  13             -             49          -
 Stock issued for employee compensation                     12             -             61          -
 Issuance of common stock under employee stock
  purchase plan                                             91             1            499          -
 Net loss                                                    -             -              -    (18,619)
 Translation adjustments                                     -             -              -          -
                                                        ------         -----       --------   --------

     Comprehensive loss


Balance, September 30, 2000                             15,419         $ 154       $110,233   $ 23,821
                                                        ======         =====       ========   ========


                                                                             Accumulated
                                                      Treasury Stock           Other                 Total
                                                  Number of                 Comprehensive         Stockholders'        Comprehensive
                                                   Shares        Amount     Income (Loss)            Equity            Income (Loss)


Balance, September 27, 1997                            -        $   -          $  (831)             $126,767                     -
 Exercise of stock options                             -            -                -                 1,309                     -
 Stock issued for employee compensation                -            -                -                   227                     -
 Issuance of common stock under employee stock
  purchase plan                                        -            -                -                   278                     -
 Issuance of common stock under 401(k) plan            -            -                -                   292                     -
 Purchase of treasury stock                           45         (464)                                  (464)
 Compensation for grants of stock options to
  nonemployees                                         -            -                -                   133                     -
 Tax benefit from stock options exercised              -            -                -                 1,196                     -
 Net income                                            -            -                -                10,388                10,388
 Translation adjustments                               -            -              256                   256                   256
                                                  ------        -----          -------              --------              --------

     Comprehensive income                                                                                                 $ 10,644
                                                                                                                          ========

Balance, September 26, 1998                           45         (464)            (575)              140,382                     -
 Exercise of stock options                             -            -                -                   131                     -
 Stock issued for employee compensation                -            -                -                   144                     -
 Issuance of common stock under employee stock
  purchase plan                                        -            -                -                   163                     -
 Issuance of shares related to acquisition             -            -                -                13,929                     -
 Compensation for grants of stock options to
  nonemployees                                         -            -                -                   133                     -
 Tax benefit from stock options exercised              -            -                -                    43                     -
 Net loss                                              -            -                -                (3,747)               (3,747)
 Translation adjustments                               -            -             (756)                 (756)                 (756)
                                                  ------        -----          -------              --------              --------

     Comprehensive loss                                                                                                   $ (4,503)
                                                                                                                          ========

Balance, September 25, 1999                           45         (464)          (1,331)              150,422                     -
 Exercise of stock options                             -            -                -                    49                     -
 Stock issued for employee compensation                -            -                -                    61                     -
 Issuance of common stock under employee stock
  purchase plan                                        -            -                -                   500                     -
 Net loss                                              -            -                -               (18,619)              (18,619)
 Translation adjustments                               -            -             (841)                 (841)                 (841)
                                                  ------        -----          -------              --------              --------

     Comprehensive loss                                                                                                   $(19,460)
                                                                                                                          ========

Balance, September 30, 2000                           45        $(464)         $(2,172)             $131,572
                                                  ======        =====          =======              ========

The accompanying notes are an integral part of these consolidated financial statements.

HOLOGIC, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

                                                                                               Years Ended
                                                                                 ---------------------------------------------
                                                                                 September 26,   September 25,   September 30,
                                                                                     1998            1999            2000
Cash Flows from Operating Activities:
 Net income (loss)                                                                 $ 10,388        $ (3,747)       $(18,619)
 Adjustments to reconcile net income (loss) to net cash provided by (used in)
  operating activities-
  Depreciation and amortization                                                       1,851           3,474           4,420
  Deferred income taxes                                                              (2,500)         (2,128)        (10,546)
  Acquired in-process research and development                                            -               -           5,000
  Compensation expense related to issuance of common  stock and stock
   options                                                                              302             243             105
  Changes in assets and liabilities, net of impact of businesses acquired in 1999 and 2000, respectively
    Accounts receivable                                                                 526           4,010           2,190
    Inventories                                                                      (7,234)          6,130             836
    Prepaid expenses and other current assets                                           405             (81)          4,605
    Accounts payable                                                                    265            (200)          3,104
    Accrued expenses                                                                  3,447          (3,006)          6,189
    Deferred revenue                                                                  7,179          (2,388)          2,039
                                                                                   --------        --------        --------
       Net cash provided by (used in) operating activities                           14,629           2,307            (677)
                                                                                   --------        --------        --------
Cash Flows from Investing Activities:
 Purchases of held-to-maturity investments                                          (69,282)        (40,848)        (20,938)
 Sales of held-to-maturity investments                                               95,020          46,675          50,074
 Purchase of businesses, net of cash acquired                                             -          (7,972)        (30,198)
 Purchase of property and equipment                                                 (22,597)         (8,879)         (5,821)
 Increase in other assets                                                            (3,714)           (107)         (5,218)
                                                                                   --------        --------        --------
       Net cash used in investing activities                                           (573)        (11,131)        (12,101)
                                                                                   --------        --------        --------
Cash Flows from Financing Activities:
 Borrowings (repayments) under line of credit                                         3,716          (2,695)           (715)
 Net proceeds from sale of common stock                                               1,587             294             549
 Purchase of treasury stock                                                            (464)              -               -
 Tax benefit from stock options exercised                                             1,196              43               -
                                                                                   --------        --------        --------
       Net cash provided by (used in) financing activities                            6,035          (2,358)           (166)
                                                                                   --------        --------        --------
Effect of Exchange Rate Changes on Cash                                                 240            (733)           (786)
                                                                                   --------        --------        --------
Net Increase (Decrease) in Cash and Cash Equivalents                                 20,331         (11,915)        (13,730)

Cash and Cash Equivalents, beginning of year                                         28,092          48,423          36,508
                                                                                   --------        --------        --------
Cash and Cash Equivalents, end of year                                             $ 48,423        $ 36,508        $ 22,778
                                                                                   ========        ========        ========
Supplemental Disclosure of Cash Flow Information:
 Cash paid during the year for income taxes                                        $  5,993        $  2,592        $    199
                                                                                   ========        ========        ========
 Cash paid during the year for interest                                            $    324        $    229        $     38
                                                                                   ========        ========        ========

Supplemental Disclosure of Noncash Financing Activities:
 Issuance of common stock under 401(k) plan                                        $    292        $      -        $      -
                                                                                   ========        ========        ========
 Stock issued for employee compensation                                            $    227        $    144        $     61
                                                                                   ========        ========        ========

Purchase of Business, net of cash acquired:
 Fair value of assets acquired                                                     $      -        $ 23,423        $ 57,050
 Liabilities assumed                                                                      -          (1,522)        (25,270)
 Cost in excess of net assets acquired                                                    -               -          19,220
 In-process research and development cost acquired                                        -               -           5,000
 Cash paid                                                                                -          (7,216)        (30,000)
 Acquisition costs incurred                                                               -            (756)         (1,000)
                                                                                   --------        --------        --------

     Fair value of stock/note payable issued                                       $      -        $ 13,929        $ 25,000
                                                                                   ========        ========        ========

The accompanying notes are an integral part of these consolidated financial statements.

     HOLOGIC, INC. AND SUBSIDIARIES

     Notes to Consolidated Fianancial Statements

     (In Thousands, except per share data)


(1)  OPERATIONS

     Hologic, Inc. and subsidiaries (the Company or Hologic) is engaged in the development, manufacture and distribution of proprietary X-ray, digital X-ray and other medical systems.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying consolidated financial statements reflect the application of certain accounting policies as described in this note and elsewhere in the accompanying consolidated financial statements.

     (a)  Principles of Consolidation

          The accompanying consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

     (b)  Fiscal Year

          The Company's fiscal year ends on the last Saturday in September. Fiscal 1998, 1999 and 2000 ended on September 26, 1998, September 25, 1999 and September 30, 2000, respectively.

     (c)  Management's Estimates and Uncertainties

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including rapid technological changes, competition, customer concentration, government regulations and dependence on key individuals.

     (d)  Cash and Cash Equivalents and  Investments

          The Company considers all highly liquid investments with maturities of three months or less at the time of acquisition to be cash equivalents. Included in cash equivalents at September 25, 1999 and September 30, 2000 are approximately $5,824 and $2,500, respectively, of securities purchased under agreements to resell. The securities purchased under agreements to resell are collateralized by U.S. government securities. Short-term investments have maturities of greater than three months and consist of commercial paper, corporate bonds and securities issued by the U.S. government and its agencies. Investments with maturities of greater than one year have been

     HOLOGIC, INC. AND SUBSIDIARIES

     Notes to Consolidated Fianancial Statements

     (In Thousands, except per share data)

          classified as long-term. The Company had long-term investments of approximately $2,966, with an average maturity period of 51 months as of September 25, 1999, which are included in other assets in the accompanying consolidated balance sheets. There were no long-term investments as of September 30, 2000.

          The Company accounts for investments in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. In accordance with SFAS No. 115, investments that the Company has the positive intent and ability to hold to maturity are reported at amortized cost, which approximates fair market value, and are classified as held-to-maturity. The investments that the Company has deemed to be held-to-maturity include securities issued by U.S. government agencies, which total approximately $29,136 at September 25, 1999. There were no such investments at September 30, 2000.

     (e)  Concentration of Credit Risk

          SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance-sheet and credit risk concentrations. Financial instruments that subject the Company to credit risk consists primarily of cash, short-term investments, trade accounts receivable and long-term receivables. The Company's credit risk is managed by investing its cash in high-quality money market instruments, securities of the U.S. government and its agencies, and high-quality corporate issuers. The Company has not experienced any material losses related to receivables from individual customers, geographic regions or groups of customers in the X-ray and medical devices industry. Due to these factors, no additional credit risk beyond amounts provided for, is believed by management to be inherent in the Company's accounts receivable.

          The Company utilizes distributors in certain countries with various credit terms, depending on the individual circumstances. One distributor had amounts due to the Company of approximately $748 and $794 as of September 25, 1999 and September 30, 2000, respectively. This distributor accounted for 2%, 3.5% and 3.2% of product sales for fiscal 1998, 1999 and 2000, respectively.

          The Company finances certain sales to Latin American customers over two to three years. At September 25, 1999 and September 30, 2000, the Company had long-term accounts receivable outstanding of approximately $1,020 and $492, respectively, relating to these sales, which are included in other assets. The economic and currency related uncertainties in these countries may increase the likelihood of nonpayment. As a result, the Company increased its bad debt reserve during fiscal 2000.

     HOLOGIC, INC. AND SUBSIDIARIES

     Notes to Consolidated Fianancial Statements

     (In Thousands, except per share data)

          The Company has sold its systems to a leasing company, which in turn leased the systems to third parties. The leasing company accounted for 33%, 5% and 0% of product sales for fiscal 1998, 1999 and 2000, respectively (see Notes 11 and 14).

     (f)  Disclosure of Fair Value of Financial Instruments

          The Company's financial instruments consist mainly of cash and cash equivalents, short-term investments, accounts receivable, line of credit, accounts payable and note payable to Trex Medical Corporation. The carrying amounts of the Company's cash and cash equivalents, short-term investments, accounts receivable, line of credit and accounts payable approximate fair value due to the short-term nature of these instruments. The note payable to Trex Medical Corporation has a fixed rate of interest and will be subject to fluctuations in fair value during its term. As of September 30, 2000, the fair value of the note approximates its carrying amount due to the short lapse of time from its issuance.

     (g)  Inventories

          Inventories are stated at the lower of cost (first-in, first-out) or market and consist of the following:



                                                September 25,   September 30,
                                                    1999            2000

            Raw materials and work-in-process   $      7,918    $     24,742
            Finished goods                             9,678          14,964
                                                ------------    ------------

                                                $     17,596    $     39,706
                                                ============    ============

          Work-in-process and finished goods inventories consist of materials, labor and manufacturing overhead.

     (h)  Depreciation and Amortization

          The Company provides for depreciation and amortization by charges to operations, using the straight-line and declining-balance methods, which allocate the cost of property and equipment over the following estimated useful lives:


                                                    Estimated
                      Asset Classification         Useful Life

                Building and improvements            40 years
                Equipment                           3-5 years
                Furniture and fixtures              5-7 years
                Leasehold improvements            Life of lease

     HOLOGIC, INC. AND SUBSIDIARIES

     Notes to Consolidated Fianancial Statements

     (In Thousands, except per share data)

     (i)  Long-Lived Assets

          The Company assesses the realizability of its long-lived assets, including intangible assets, in accordance with SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. To date, the Company has not identified any impairments requiring adjustment.

     (j)  Foreign Currency Translation

          The Company translates the financial statements of its foreign subsidiaries in accordance with SFAS No. 52, Foreign Currency Translation. In translating the accounts of the foreign subsidiaries into U.S. dollars, assets and liabilities are translated at the rate of exchange in effect at year-end, while stockholders' equity is translated at historical rates. Revenue and expense accounts are translated using the weighted average exchange rate in effect during the year. Gains and losses from foreign currency translation are credited or charged to cumulative translation adjustment, included in stockholders' equity, in the accompanying consolidated balance sheets.

          Transaction gains and losses in fiscal 1998, 1999 and 2000 were not significant.

     (k)  Revenue Recognition

          The Company recognizes product revenue upon shipment. A provision is made at that time for estimated warranty costs to be incurred. Other revenues, which includes primarily replacement parts and services, are recorded at the time of shipment or as the service is rendered. In connection with a fee-per-scan arrangement with a leasing Company for certain products, the Company has entered into a remarketing agreement whereby the Company has agreed to perform certain remarketing activities on a best efforts basis to help recover any losses incurred by the leasing Company up to 10% of the total fee-per-scan contracts funded. The leasing Company purchases all such products covered under these contracts from the Company. The Company has reserved for potential losses under these contracts by deferring revenue in an amount equal to 10% of the contracts funded (see Notes 11 and 14).

          Maintenance revenues are recognized over the term of the contract.

     (l)  Research and Development and Software Development Costs

          Research and development costs have been charged to operations as incurred. SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed, requires the capitalization of certain computer software development costs incurred after technological feasibility is established. The Company believes that once technological feasibility of a software product has been established, the additional development costs incurred to bring the product to a commercially acceptable level are not significant.

     HOLOGIC, INC. AND SUBSIDIARIES

     Notes to Consolidated Fianancial Statements

     (In Thousands, except per share data)

     (m)  Net Income (Loss) Per Share

          Basic and diluted net income (loss) per share are presented in conformity with SFAS No. 128, Earnings per Share. Basic net income
          (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted net loss per share in 1999 and 2000 is computed in the same way as basic, as all common equivalent shares are considered antidilutive. Diluted net income per share in 1998 was computed by dividing net income by the diluted weighted average number of common and common-equivalent shares outstanding during the period. The weighted average number of common-equivalent shares has been determined in accordance with the treasury stock method. Common stock equivalents include options to purchase common stock.

          The reconciliation of basic and diluted shares outstanding is as follows:

                                               1998       1999        2000

          Weighted average common shares
            outstanding                       13,259     13,950      15,320

          Effect of dilutive securities
            stock options                        507          -           -

                                              ------     ------      ------

          Weighted average common shares
          outstanding, assuming dilution      13,766     13,950      15,320
                                              ======     ======      ======


          Dilutive weighted average shares outstanding do not include 831, 2,130 and 2,712 common-equivalent shares for the end of fiscal years 1998, 1999 and 2000, respectively, as their effect would have been antidilutive.

     (n)  Derivative Financial Instruments

          At September 25, 1999 and September 30, 2000, the Company had no instruments requiring disclosure under SFAS No. 119, Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments.

     HOLOGIC, INC. AND SUBSIDIARIES

     Notes to Consolidated Financial Statements

     (In Thousands, except per share data)

     (o)  Recently Issued Accounting Standards

          SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at fair value. The statement requires that changes in the derivative's fair value be recognized in earnings currently, unless specific hedge accounting criteria are met. Special accounting or qualifying hedges allows derivative gains and losses to offset related results on the hedged item in the income statement, and require that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133, as amended by SFAS No. 137 and No. 138, is effective for all fiscal quarters of fiscal years after June 15, 2000. The Company is still in the process of evaluating the impact, but has not yet quantified the impact, this bulletin will have on its results of operations, financial position or cash flows upon the adoption of SFAS No. 133.

          In March, 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation - An Interpretation of APB Opinion No. 25. Interpretation 44 clarifies the application of Opinion 25 in certain situations, as defined. Interpretation 44 is effective July 1, 2000 but covers certain events having occurred after December 15, 1998. Accordingly, upon initial application of the Interpretation, (a) no adjustments would be made to financial statements for periods before the effective date and (b) no expense would be recognized for any additional compensation cost measured that is attributable to periods before the effective date. The adoption of this Interpretation did not have any effect on the accompanying financial statements.

          Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition, was issued in December 1999. On March 24, 2000, the SEC deferred implementation of SAB 101 until the second calendar quarter of 2000, and on June 26, 2000, implementation was further deferred until the fourth quarter of calendar 2000. The Company is required to adopt this new accounting principle through a cumulative charge to the statement of operations, in accordance with Accounting Principles Board Opinion No. 20, Accounting Changes, no later than the fourth quarter of fiscal 2001. The Company is still in the process of evaluating the impact, but has not yet quantified the impact, this bulletin will have on the consolidated financial statements.

     (3)  ACQUISITIONS

     (a)  Direct Radiography Corporation

          On June 3, 1999, pursuant to a securities purchase agreement dated April 28, 1999, as amended (the Securities Purchase Agreement), between Hologic, Sterling Diagnostic Imaging, Inc., a Delaware corporation (SDI) and SDI Investments, LLC, a Delaware limited liability company (SDI Investments), Hologic purchased 100% of the

          HOLOGIC, INC. AND SUBSIDIARIES

          Notes to Consolidated Financial Statements

          (In Thousands, except per share data)

          issued and outstanding shares of capital stock of Direct Radiography Corporation Holding Corp., the parent company of Direct Radiography Corp. (DRC), a manufacturer of digital X-ray systems for medical imaging and non-destructive testing applications. On June 3, 1999, pursuant to a contract of sale (the Contract of Sale) with Glasgow Land Company, a Delaware limited liability company and a wholly-owned subsidiary of SDI Investments, Hologic also purchased the land and building in Glasgow, Delaware, at which DRC conducted its business. Hologic paid approximately $21,145 for DRC and the real estate, of which approximately $7,216 was paid in cash and of which approximately $13,929 was paid by delivery of 1,857 shares of Hologic's common stock, par value $.01 per share (the Purchase Price). In connection with the acquisition, Hologic incurred $756 of acquisition costs. The Acquisition was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16. Accordingly, the results of the operations of DRC have been included in the accompanying consolidated financial statements from the date of acquisition. In accordance with APB Opinion No. 16, the Company allocated the purchase price of the Acquisition based on the fair value of the assets acquired and liabilities assumed.

          The aggregate purchase price of $21,901 including acquisition costs was allocated as follows:

                    Current assets                       $ 4,788
                    Property, plant and equipment         18,635
                    Liabilities assumed                   (1,522)
                                                         -------
                                                         $21,901
                                                         =======

          Unaudited pro forma operating results for the Company, assuming the acquisition of DRC occurred on September 28, 1997 and September 27, 1998 are as follows:

                                             1998                  1999

               Net sales                   $116,565              $86,466
               Net income (loss)                382               (9,114)
               Net income (loss) per share-
                    Basic                       .03                 (.60)
                    Diluted                     .02                 (.60)

     (b)  Trex Medical Systems Corporation

          On September 15, 2000, pursuant to an Asset Purchase and Sale Agreement between Hologic, Inc. (Hologic) and Trex Medical Systems Corporation (Trex Medical) (the Purchase Agreement), dated August 13, 2000, Hologic acquired the U.S. business assets of Trex Medical in exchange for $30,000 in cash and a note in the amount of $25,000. The note has a term of three years, bears interest at a rate of 11.5% per annum and requires the full amount of principal be repaid on September 13, 2003. The note is secured by a mortgage on Hologic's principal office in Bedford, Massachusetts as well as the facility in Danbury, Connecticut, which was acquired from Trex Medical.

          HOLOGIC, INC. AND SUBSIDIARIES

          Notes to Consolidated Financial Statements

          (In Thousands, except per share data)

          The aggregate purchase price for Trex Medical was approximately $56,000, which includes approximately $1,000 related to acquisition fees and expenses. The purchase price is subject to an adjustment based upon the working capital position of the business as of September 15, 2000. The Trex Medical acquisition has been accounted for as a purchase in accordance with Accounting Principles Board (APB) Opinion No. 16 and accordingly, the results of the operations of Trex Medical have been included in the accompanying consolidated financial statements from the date of acquisition. In accordance with APB Opinion No. 16, the purchase price has been allocated to the acquired assets and assumed liabilities of Trex Medical based on their fair value.

          As part of the purchase price allocation, all intangible assets that are a part of the acquisition were identified and valued. It was determined that technology assets and assembled workforce had separately identifiable values. As a result of this identification and valuation process, the Company allocated approximately $5,000 of the purchase price to in-process research and development projects. This allocation represented the estimated fair value based on risk-adjusted cash flows related to the incomplete research and development projects. At the date of acquisition, the development of these projects had not yet reached technological feasibility, and the research and development in progress had no alternative future uses. Accordingly, these costs were expensed as of the acquisition date.

          In addition, the Company allocated approximately $11,800 and $3,000 to developed technology and assembled workforce, respectively. Developed technology represents patented and unpatented technology and know-how related to the Trex X-ray mammography, breast biopsy and radiography systems. Developed technology is expected to be amortized over a period of 10 years. Assembled workforce is the presence of a skilled workforce that is knowledgeable about company procedures and possesses expertise in certain fields that are important to profitability and growth of a company. Assembled workforce is expected to be amortized over a period of five years.

          The excess of the purchase price over the fair value of identifiable intangible and tangible net assets of approximately $4,337 will be allocated to goodwill, which is expected to be amortized over a period of 15 years.

          In connection with the allocation of the purchase price to the acquired assets and assumed liabilities of Trex Medical based on their estimated fair value. Management determined that the balance of certain reserves and accruals at the closing date were not sufficient to cover the estimated economic exposure. Therefore, the Company has increased the balance of the applicable reserves and accruals to reflect Management's estimated economic exposure through charges to earnings in the period after acquisition in accordance with the guidance provided under Staff Accounting Bulletin No. 100 (SAB 100), Restructuring and Impairment. As a result, in the period the acquisition occurred, the Company recorded pre-tax charges totaling $6,800 to increase the reserve for bad debts, warranty accruals and other liabilities.

          Also, in conjunction with the acquisition, the Company committed to dispose of the acquired Trexnet product line. Trex Medical had existing obligations under

          HOLOGIC, INC. AND SUBSIDIARIES

          Notes to Consolidated Financial Statements

          (In Thousands, except per share data)

          contractual agreements with customers related to this product line which were assumed by the Company in the acquisition. The Company has begun to solicit offers on this product line from likely buyers. Based on the current level of interest and interaction with potential buyers, the Company has estimated that it will likely be required to pay a buyer approximately $2,000 in order to transfer these obligations, along with the assets and other liabilities associated with that product line. Such amount has been accrued as part of the purchase price allocation.

          Based on the timing of the closing of the transaction, the finalization of the integration plans, resolution of the pending purchase price adjustment with Trex Medical and other factors, the final purchase adjustments may differ materially from those presented in the pro forma financial information. The effect of the adjustments on the results of operations will depend on the nature and amount of assets or liabilities adjusted.

          The aggregate purchase price of $56,000 including acquisition costs was allocated as follows:


               Current assets                                     $ 48,077
               Property, plant and equipment                         8,973
               In-process research and development                   5,000
               Cost in excess of net assets acquired                19,220
               Liabilities assumed                                 (25,270)
                                                                  --------
                                                                  $ 56,000
                                                                  ========

          Unaudited pro forma operating results for the Company, assuming the Acquisition of Trex Medical occurred on September 27, 1998 and September 26, 1999 are as follows:


                                                  1999              2000

               Net sales                        $257,877         $ 196,655
               Net loss                          (38,167)         (121,485)

               Net loss per share-
                     Basic and diluted          $  (2.74)        $   (7.93)

     HOLOGIC, INC. AND SUBSIDIARIES

     Notes to Consolidated Financial Statements

     (In Thousands, except per share data)

(4)  LINE OF CREDIT

     The Company maintains a line of credit with a bank for the equivalent of $3,000, which bears interest at the Europe Interbank Offered Rate (4.8% at September 30, 2000) plus 1.50%. As of September 30, 2000, $388 was outstanding. The borrowings under this line are primarily used by the Company's European subsidiaries to settle intercompany sales and are denominated in the respective local currencies of its European subsidiaries. The line of credit may be canceled by the bank with 30 days notice. The average outstanding balance during fiscal 2000 was approximately $444 and the weighted average interest rate for fiscal 2000 was 5.0%. Interest expense on this line of credit of approximately $60, $82 and $23 has been included in other expenses in the accompanying consolidated statements of operations for 1998, 1999 and 2000, respectively.

(5)  INCOME TAXES

     The Company provides for income taxes under the liability method in accordance with SFAS No. 109, Accounting for Income Taxes.

     The provision (benefit) for income taxes in the accompanying consolidated statements of operations consists of the following:


                                             Years Ended
                         ---------------------------------------------------
                         September 26,      September 25,      September 30,
                             1998               1999               2000
Federal-
 Current                   $ 7,327            $     -           $      -
 Deferred                   (2,207)            (1,953)            (9,963)
                           -------            -------           --------

                             5,120             (1,953)            (9,963)
State-
 Current                       973                 53                134
 Deferred                     (293)              (175)              (583)
                           -------            -------           --------

                               680               (122)              (449)
Foreign-
 Current                         -                  -                 12
                           -------            -------           --------

                           $ 5,800            $(2,075)          $(10,400)
                           =======            =======           ========

     HOLOGIC, INC. AND SUBSIDIARIES

     Notes to Consolidated Financial Statements

     (In Thousands, except per share data)

     A reconciliation of the federal statutory rate to the Company's effective tax rate is as follows:

                                                                                        Years Ended
                                                                -----------------------------------------------------------
                                                                September 26,          September 25,          September 30,
                                                                     1998                   1999                   2000
Income tax provision at federal statutory rate                       35.0%                 (35.0)%                (35.0)%
Increase (decrease) in tax resulting from-
 Net effect of losses of foreign
  subsidiaries not provided                                           0.1                    2.7                    1.3
 State tax provision(benefit), net of federal
  benefit                                                             2.7                   (0.9)                  (1.3)
 Research and development tax credit                                 (0.9)                     -                      -
 Effect of not providing U.S. taxes on exempt FSC                    (1.2)                     -                   (0.1)
  income
 Other                                                                0.1                   (2.4)                  (0.7)
                                                                     ----                 ------                 ------

                                                                     35.8%                (35.6)%                (35.8)%
                                                                     ====                 ======                 ======

     The components of domestic and foreign income (loss) before the provision (benefit) for income taxes are as follows:


                                           Years Ended
                   -----------------------------------------------------------
                   September 26,          September 25,          September 30,
                       1998                   1999                   2000

     Domestic        $16,266                $(5,368)              $(27,942)
     Foreign             (78)                  (454)                (1,077)
                     -------                -------               --------

                     $16,188                $(5,822)              $(29,019)
                     =======                =======               ========


     During fiscal 1998, 1999 and 2000, the Company realized tax benefits of approximately $1,196, $43 and $0, respectively, relating to the exercise of certain stock options. These benefits are reflected as a component of capital in excess of par value.

     The components of the net deferred tax asset recognized in the accompanying consolidated balance sheets are as follows:


                                        September 25,           September 30,
                                            1999                    2000

          Deferred tax assets              $6,898                $ 17,400
          Valuation allowance                (673)                   (591)
                                           ------                --------

                                           $6,225                $ 16,809
                                           ======                ========

The Company generated significant tax loss carryforwards during fiscal 1999 and 2000, which can be carried forward for 19 and 20 years, respectively. Under SFAS No. 109, the Company can only recognize a deferred tax asset for future benefit of its tax loss carryforward to the extent that it is "more likely than not" that these assets will be realized. In determining the realizability of these assets, the Company considered numerous factors, including historical profitability, estimated future taxable income and the industry in which it operates.

     HOLOGIC, INC. AND SUBSIDIARIES

     Notes to Consolidated Financial Statements

     (In Thousands, except per share data)

     The Company has recorded a valuation allowance against a portion of its deferred tax assets. The valuation allowance relates primarily to certain deferred tax assets in foreign jurisdictions, for which realization is uncertain.

     The approximate income tax effect of each type of temporary difference and carryforward before allocation of the valuation allowance is approximately as follows:


                                             September 25,    September 30,
                                                 1999             2000

     Net operating loss carryforwards          $2,458           $ 8,792
     Nondeductible accruals                       486             1,191
     Nondeductible reserves                     2,096             4,005
     Other temporary differences                  571              (396)
     Deferred revenue                           1,287             3,808
                                               ------           -------

                                               $6,898           $17,400
                                               ======           =======

(6)  COMMON STOCK

     (a)  Stock Option Plans

          The Company's 1986 Combination Stock Option Plan (the 1986 Plan) is administered by the Board of Directors. Under the terms of the 1986 Plan, the Company granted employees either incentive stock options or nonqualified stock options to purchase shares of the Company's common stock at a price not less than fair market value at the date of grant. In addition, the Company may grant nonqualified options to other participants. During fiscal 1996, the 1986 Plan was terminated. Options granted under the 1986 Plan vest over a five-year period and are exercisable at varying dates.

          The Company's 1994 Stock Option Plan (the 1994 Plan) and the 1995 Stock Option Plan (the 1995 Plan), both of which were originally adopted by FluoroScan, are administered by the Board of Directors and the Company has issued options to purchase 276 shares of the Company's common stock, as of September 30, 2000. Under the terms of the 1994 Plan and the 1995 Plan, the Company may grant employees either incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and deferred stock awards at a price not less than the fair market value on the date of grant. The Company does not intend to grant any additional options under these plans.

          In June 1995, the Board of Directors adopted the 1995 Combination Stock Option Plan (the 1995 Combination Plan), pursuant to which the Company is authorized to issue 1,100 options to purchase shares of common stock. Under the terms of the 1995 Combination Plan, the Company may grant employees either incentive stock options or nonqualified stock options to purchase shares of the Company's common stock at a price not less than the fair market value at the date of grant. In addition, the Company may grant nonqualified options

     HOLOGIC, INC. AND SUBSIDIARIES

     Notes to Consolidated Financial Statements

     (In Thousands, except per share data)

          to other participants. As of September 30, 2000, the Company had 91 shares available for future grant under this plan.

          The Company's 1990 Nonemployee Director Stock Option Plan (the Directors' Plan) allows for eligible directors to receive options to purchase 10 shares of common stock upon election as a director. The options vest ratably over a five-year period. In addition, eligible directors are entitled to annual option grants to purchase eight shares of common stock, which vest after six months. Option grants under the Directors' Plan are at not less than fair market value on the date of grant. The Company has reserved 200 shares of common stock for issuance under the Directors' Plan. As of September 30, 2000, the Company had no shares available for future grant.

          In May 1997, the Board of Directors adopted the 1997 Employee Equity Incentive Plan (the 1997 Plan), pursuant to which the Company is authorized to issue 1,100 shares of common stock. Under the terms of the 1997 Plan, the Company may grant employees either nonqualified stock options, stock appreciation rights, performance shares, restricted stock, or stock units. As of September 30, 2000 the Company had 328 shares available for future grant under this plan.

          In March 1999, the Board of Directors adopted the 1999 Equity Incentive Plan (the 1999 Plan), pursuant to which the Company is authorized to issue 300 shares, plus an annual increase, as defined. Under the terms of the 1999 Plan, the Company may grant employees either incentive stock options, non-qualified stock options, stock appreciation rights, performance shares, restricted stock, or stock units. As of September 30, 2000 the Company had 12 shares available for future grant under this plan.

     HOLOGIC, INC. AND SUBSIDIARIES

     Notes to Consolidated Financial Statements

     (In Thousands, except per share data)

          The following table summarizes all stock option activity under all of the plans for the three years ended September 30, 2000.

                                            Number        Exercise          Weighted
                                           of Shares     Price per          Average
                                                           Share         Exercise Price
    Outstanding, September 27, 1997          1,492     $ 0.50-49.00          $12.08
      Granted                                  399      10.25-29.50           24.24
      Terminated                               (93)      2.63-45.25           21.97
      Exercised                               (229)      0.50-25.38            5.72
                                             -----     ------------          ------

    Outstanding, September 26, 1998          1,569       1.81-49.00           15.52
      Granted                                1,396       4.13-15.88            9.86
      Terminated                              (805)      1.94-49.00           21.62
      Exercised                                (30)      1.94-11.00            4.41
                                             -----     ------------          ------

    Outstanding, September 25, 1999          2,130      1.81-$44.25            9.66
      Granted                                  754        3.19-9.81            5.46
      Terminated                              (159)      2.81-15.88            7.77
      Exercised                                (13)       1.94-6.81            3.77
                                             -----     ------------          ------

    Outstanding, September 30, 2000          2,712     $1.81-$44.25          $ 8.63
                                             =====     ============          ======

    Exercisable, September 30, 2000          1,262     $1.81-$44.25          $ 9.75
                                             =====     ============          ======

    Exercisable, September 25, 1999          1,009     $1.81-$44.25          $ 9.61
                                             =====     ============          ======

    Exercisable, September 26, 1998            818     $1.81-$49.00          $10.46
                                             =====     ============          ======

     HOLOGIC, INC. AND SUBSIDIARIES

     Notes to Consolidated Financial Statements

     (In Thousands, except per share data)

          The range of exercise prices for options outstanding and options exercisable at September 30, 2000 are as follows:

                                      Options Outstanding                                       Options Exercisable
      ------------------------------------------------------------------------------
         Range of                 Options        Weighted Average
      Exercise Price            Outstanding         Remaining       Weighted Average        Options       Weighted Average
                                                 Contractual Life    Exercise Price       Exercisable      Exercise Price
                                                     (Years)
 $  1.81  -  $3.69                  218               3.30              $ 2.77                215             $ 2.76
 $  3.75  -  $3.94                  273               8.88                3.93                  4               3.94
 $  4.13  -  $6.00                  334               8.87                5.59                 72               5.37
 $  6.06  -  $6.63                   56               6.31                6.25                 29               6.19
 $  6.75  -  $6.81                  315               8.72                6.81                 69               6.81
 $  6.88  -  $7.69                  166               9.16                7.51                 19               7.04
 $  7.75  -  $8.25                  362               4.98                8.24                308               8.25
 $  8.44  -  $8.88                  136               8.45                8.85                 28               8.85
 $  9.00  -  $11.00                 404               6.87               10.97                241              10.96
 $  11.38 -  $44.25                 448               7.23               16.73                277              18.41
                                  -----               ----              ------              -----             ------

 $  1.81  -  $44.25               2,712               7.26              $ 8.63              1,262             $ 9.75
                                  =====               ====              ======              =====             ======

          The weighted average grant date fair value under the Black-Scholes option pricing model of options granted during the years ended September 26, 1998, September 25, 1999 and September 30, 2000 under the various plans is $14.81, $6.59 and $3.37 per share, respectively. As of September 26, 1998, September 25, 1999 and September 30, 2000, the weighted average remaining contractual life of outstanding options under these plans is 7.49, 7.58 and 7.26 years, respectively.

          The Company accounts for its stock-based compensation plans under Accounting Principle Board Opinion No. 25, Accounting for Stock Issued to Employees. In October 1995 the Financial Accounting Standards Board
          (FASB) issued SFAS No. 123, Accounting for Stock-Based Compensation, which established a fair-value-based method of accounting for stock-based compensation plans. The Company has adopted the disclosure-only alternative under SFAS No. 123 that requires disclosure of the pro forma effects on net income (loss) and earnings (loss) per share as if SFAS No. 123 had been adopted, as well as certain other information.

     HOLOGIC, INC. AND SUBSIDIARIES

     Notes to Consolidated Financial Statements

     (In Thousands, except per share data)

          The Company has computed the pro forma disclosures required under SFAS No. 123 for all stock options, stock issuances under the employee stock purchase plan and warrants granted to employees of the Company in fiscal years ended September 25, 1999 and September 30, 2000, using the Black-Scholes option pricing model prescribed by SFAS No. 123. The assumptions used to calculate the SFAS No. 123 pro forma disclosure and the weighted average information for the fiscal years ended September 26, 1998, September 25, 1999 and September 30, 1999 are as follows:

                                        1998             1999             2000

      Risk-free interest rate           5.96%            6.12%            6.00%
      Expected dividend yield              -                -                -
      Expected lives                   6 years          6 years          6 years
      Expected volatility                 70%              70%              72%


          The pro forma effect of applying SFAS No. 123 for all options granted, stock issuances under the employee stock purchase plan and warrants granted to employees of the Company in fiscal years ended September 26, 1998, September 25, 1999 and September 30, 2000 would be as follows:

                                             1998         1999         2000

      Net income (loss) as reported        $ 10,388    $ (3,747)    $ (18,619)
      Pro forma net income (loss)             8,761      (5,388)      (21,052)

      Diluted net income (loss) per
      share, as reported                   $   0.75    $  (0.27)    $   (1.22)
      Pro forma diluted net income
      (loss) per share                     $   0.64    $  (0.39)    $   (1.37)


     (b)  Employee Stock Purchase Plan

          In December 1994, the Company adopted the 1995 Employee Stock Purchase Plan (the ESP Plan) in compliance with Section 423 of the Internal Revenue Code. Employees who have completed three consecutive months or 1,000 hours, whether or not consecutive, of employment with the Company are eligible to participate in the ESP Plan. The ESP Plan allows participants to purchase common stock of the Company at 85% of the fair market value, as defined. The Company may issue up to 200 shares under the ESP Plan. During fiscal 1998, 1999 and 2000, the Company issued 17, 27 and 91 shares, respectively, under the ESP Plan. At September 30, 2000, the Company has 29 shares available for purchase under the ESP Plan.

     HOLOGIC, INC. AND SUBSIDIARIES

     Notes to Consolidated Financial Statements

     (In Thousands, except per share data)

     (c)  Rights Agreement

          In December 1992, the Company adopted a shareholder rights plan. The plan is intended to protect shareholders from unfair or coercive takeover practices. In accordance with the plan, the Board of Directors declared a dividend distribution of one common stock purchase right for each share of common stock outstanding until the rights become detachable. Each right entitles the registered holder to purchase from the Company one share of common stock for $90, adjusted for certain events. In the event that the Company is acquired in a merger or other business combination transaction or more than 50% of its assets or earning power is sold, each holder shall thereafter have the right to receive, upon exercise of each right, that number of shares of common stock of the acquiring company that, at the time of such transaction, would have a market value of two times the $90 per share exercise price. The rights will not be detachable or exercisable until certain events occur. The Board of Directors may elect to terminate the rights under certain circumstances.

     (d)  Treasury Stock

          In 1998, the Board of Directors authorized the purchase of up to 1,000 shares of the Company's common stock. As of September 30, 2000, the Company has purchased 45 shares under this authorization.

(7)  PROFIT SHARING 401(k) PLAN

     The Company has a qualified profit sharing plan covering substantially all of its employees. Contributions to the plan are at the discretion of the Company's Board of Directors. The Company has recorded approximately $360, $440 and $301 as a provision for the profit sharing contribution for fiscal 1998, 1999 and 2000, respectively.

(8)  RELATED PARTY TRANSACTIONS

     (a)  Management Services Agreement

          The Company had an agreement with Vivid Technologies, Inc. (Vivid), an affiliated company, whereby the Company provided management, administrative and support services. The Company charged Vivid approximately $140 and $151 under the agreement during fiscal 1998 and 1999, respectively, which have been offset against operating expenses of the Company. No amounts were charged in fiscal 2000. Of these amounts, approximately $66 was unpaid as of September 25, 1999. There were no amounts outstanding at September 30, 2000.

     HOLOGIC, INC. AND SUBSIDIARIES

     Notes to Consolidated Financial Statements

     (In Thousands, except per share data)

     (b)  License and Technology Agreement

          The Company had an agreement with Vivid whereby Vivid obtained a perpetual, exclusive worldwide license to utilize certain of the Company's technology and patents for the sole purpose of developing baggage and inspection security systems (the Exclusive License). In September 1996, this license was amended to grant Vivid a nonexclusive license to utilize these patents and technology for certain new product development for other applications (the Nonexclusive License). Royalty payments to the Company under the Exclusive License are 5% of product revenue on Vivid's first $50 million in sales; thereafter, payments are 3% of Vivid's sales up to $200 million. Royalty payments under the Nonexclusive License are 3% on sales up to $200 million. In the first quarter of fiscal 2000, Vivid and PerkinElmer entered into a merger agreement (the Merger) and Hologic and Vivid entered into a termination agreement dated October 4, 1999. Under this termination agreement, the license fee terminated upon the effective date of the Merger. As part of the termination agreement, Vivid paid Hologic $2,000 in January 2000. The Company recognized approximately $1,070 and $378 of royalty revenue under the Exclusive License for fiscal 1998 and 1999, respectively and recognized $2,000 under the termination agreement in 2000. Approximately $246 was outstanding at September 25, 1999. No amounts were outstanding at September 30, 2000.

(9)  COMMITMENTS

     (a)  Operating Leases

          Certain subsidiaries of the Company conduct their operations in leased facilities under operating lease agreements that expire through fiscal 2013. The Company and its subsidiaries lease certain equipment under operating lease agreements that expire through fiscal 2013. Future minimum lease payments under the operating leases are approximately as follows:


                    Fiscal Years Ending                Amount


                    September 29, 2001                $ 2,371
                    September 28, 2002                  2,126
                    September 27, 2003                  1,990
                    September 25, 2004                  1,777
                    September 24, 2005                  1,777
                    Thereafter                          8,463
                                                      -------

                                                      $18,504
                                                      =======


          Rental expense was approximately $1,937, $297 and $724 for fiscal 1998, 1999 and 2000, respectively.

     HOLOGIC, INC. AND SUBSIDIARIES

     Notes to Consolidated Financial Statements

     (In Thousands, except per share data)


     (b)  Patent Acquisition

          In fiscal 1992, the Company acquired certain patents pertaining to technology incorporated into certain of the Company's products. The Company paid approximately $245 for these patents and related expenses upon entering into the agreement. In May 1993, this agreement was amended such that the Company paid approximately $344 for additional patent rights and related expenses, of which $50 was paid through the issuance of 21 shares of common stock. In January 1998, the Company made the final payment of $1,086 with respect to the acquisition of these patent rights. The cost of these patents is being amortized over their expected life of 10 years.

(10) COLLABORATION AGREEMENT

     In June 1995, the Company acquired a 5% minority interest in a collaborating company. To acquire this minority interest, the Company issued 56 shares of common stock and paid $76 in cash in return for all of the outstanding convertible preferred stock of the collaborating company. The Company also entered into a development agreement with the collaborating company related to a certain product. As part of the development agreement, the Company reimbursed the collaborating company for expenses incurred in the development of this product. The Company incurred $344 and $689 of expense, net of related royalty revenue, in connection with this agreement in 1998 and 1999, respectively. No expense was incurred in 2000 related to this agreement. The Company and the collaborating company have suspended this project.

(11) FEE PER SCAN PROGRAM

     The Company had a fee per scan program with a leasing company whereby the Company sold its systems to the leasing company, which, in turn, leased the systems to third parties. Under the terms of the agreement, the Company is contingently liable for a certain amount per system, up to a maximum of the greater of (i) the sale price of four systems or (ii) 10% of the aggregate value of systems sold under the program. The Company recorded the amount for which it is contingently liable as deferred revenue. The Company and the leasing Company have commenced claims against each other regarding this program (see Note 14).

(12) BUSINESS SEGMENTS AND GEOGRAPHIC INFORMATION

     Effective for the fiscal year ended September 25, 1999, the Company has adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions how to allocate resources and assess performance. The Company's chief decision-maker, as defined under SFAS

     HOLOGIC, INC. AND SUBSIDIARIES

     Notes to Consolidated Financial Statements

     (In Thousands, except per share data)

     No. 131, is the chief operating officer. To date, the Company has viewed its operations and manages its business as principally four operating segments: the manufacture and sale of Bone Assessment products, Mini-C Arm Imaging products, Digital Imaging products and Mammography/General Radiography products. The Company evaluates the performance of its operating segments based on income before income taxes, accounting changes, and nonrecurring items. Intersegment sales and transfers are not significant.

     HOLOGIC, INC. AND SUBSIDIARIES

     Notes to Consolidated Financial Statements

     (In Thousands, except per share data)

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on the sales, operating costs, net income and total assets. Segment information for fiscal years ended 1998, 1999 and 2000 is as follows.

                                                        1998             1999             2000
    Total revenues-
      Bone Assessment                                 $105,465         $ 67,949         $ 69,516
      Mini C-Arm Imaging                                10,099           15,075           13,165
      Digital Imaging                                        -            1,116            5,979
      Mammography/General Radiography                        -                -            5,086
                                                      --------         --------         --------
                                                      $115,564         $ 84,140         $ 93,746
                                                      ========         ========         ========
    Operating income (loss)-
      Bone Assessment                                 $ 13,205         $ (4,725)        $   (553)
      Mini C-Arm Imaging                                (2,351)           1,076              271
      Digital Imaging                                        -           (5,829)         (19,794)
      Mammography/General Radiography                        -                -          (12,283)
                                                      --------         --------         --------
                                                      $ 10,854         $ (9,478)        $(32,359)
                                                      ========         ========         ========
    Net income (loss)-
      Bone Assessment                                 $ 12,108         $   (647)        $  2,539
      Mini C-Arm Imaging                                (1,720)             576              115
      Digital Imaging                                        -           (3,676)         (13,415)
      Mammography/General Radiography                        -                -           (7,858)
                                                      --------         --------         --------
                                                      $ 10,388         $ (3,747)        $(18,619)
                                                      ========         ========         ========
    Identifiable assets-
      Bone Assessment                                 $155,654         $137,835         $110,425
      Mini C-Arm Imaging                                16,943           17,280           17,539
      Digital Imaging                                        -           20,655           10,038
      Mammography/General Radiography                        -                -           81,653
                                                      --------         --------         --------
                                                      $172,597         $175,770         $219,655
                                                      ========         ========         ========
    Depreciation and amortization-
      Bone Assessment                                 $  1,637         $  2,458         $  2,959
      Mini C-Arm Imaging                                   214              239              233
      Digital Imaging                                        -              777            1,085
      Mammography/General Radiography                        -                -              143
                                                      --------         --------         --------
                                                      $  1,851         $  3,474         $  4,420
                                                      ========         ========         ========
    Capital expenditures-
      Bone Assessment                                 $ 22,543         $  7,747         $  2,890
      Mini C-Arm Imaging                                    54              741              318
      Digital Imaging                                        -              391            2,593
      Mammography/General Radiography                                                         20
                                                      --------         --------         --------
                                                      $ 22,597         $  8,879         $  5,821
                                                      ========         ========         ========

     HOLOGIC, INC. AND SUBSIDIARIES

     Notes to Consolidated Financial Statements

     (In Thousands, except per share data)

     Export sales from the United States to unaffiliated customers primarily in Europe, Asia and Latin America during fiscal 1998, 1999 and 2000 totaled approximately $14,496, $13,378 and $10,912, respectively.

     Transfers between the Company and its European subsidiaries are generally recorded at amounts similar to the prices paid by unaffiliated foreign dealers. All intercompany profit is eliminated in consolidation.

     Export product sales, including sales to European subsidiaries, as a percentage of total product sales are as follows:


                                         Years Ended
                   -------------------------------------------------------
                   September 26,        September 25,        September 30,
                       1998                 1999                 2000

     Europe             18%                  24%                  21%
     Asia                4                    7                    7
     All others          6                    6                    5
                      ----                 ----                 ----
                        28%                  37%                  33%
                      ====                 ====                 ====

(13) ACCRUED EXPENSES

     Accrued expenses consist of the following:


                                                September 25,   September 30,
                                                    1999            2000

     Accrued payroll and employee benefits         $ 2,114         $ 5,961
     Accrued commissions                             2,644           5,913
     Accrued income taxes                              689             112
     Accrued warranty                                1,172           9,670
     Accrued tradeshow                                   -           1,142
     Accrued acquisition reserve                         -           2,000
     Other accrued expenses                          3,484           7,841
                                                   -------         -------
                                                   $10,103         $32,639
                                                   =======         =======

(14) LITIGATION

     Hologic has commenced a claim against Fleet Bank Credit Corp. (FBCC), in which Hologic seeks a declaratory judgment with respect to the parties' respective rights and obligations under a Master Product Financing Agreement (the Agreement) dated September 25, 1996, as supplemented and amended. FBCC subsequently commenced a separate action against Hologic in state court in Illinois to recover damages allegedly arising out of or relating to the Agreement. Neither Hologic nor FBCC has precisely quantified the alleged potential liability of Hologic to FBCC and Hologic is vigorously defending against the claims asserted by FBCC.

     In connection with the Trex Medical acquisition, Hologic assumed liability for a lawsuit filed by Fisher Imaging against Trex Medical alleging that the Lorad prone biopsy system infringes upon two Fischer Imaging patents, subject to indemnification from Trex Medical and its parent, Thermo Electron, for any damages up to our adjusted purchase price for the Trex Medical assets. In connection with this arrangement, Trex Medical is continuing to defend this lawsuit and has advised the Company that it believes that it has meritorious defenses to Fischer's claims. If Trex Medical is unsuccessful in defending this lawsuit, the Company may be prohibited from manufacturing and selling the prone-breast biopsy system without a license from Fischer and Fischer could be awarded significant damages. If a licence were required, Hologic cannot assure that it would be able to obtain one on commercially reasonably terms, if at all. Moreover, if Fischer were awarded damages, Hologic cannot assure that its indemnification from Trex Medical and Thermo Electron would be sufficient to cover the amount of the award.

     In the ordinary course of business, the Company is party to various types of litigation. The Company believes it has meritorious defenses to all claims, and, in its opinion,

     HOLOGIC, INC. AND SUBSIDIARIES

     Notes to Consolidated Financial Statements

     (In Thousands, except per share data)

     all litigation currently pending or threatened will not have a material effect on the Company's financial position or results of operations.

(15) QUARTERLY STATEMENT OF OPERATIONS INFORMATION (UNAUDITED)

     The following table presents a summary of quarterly results of operations for 1999 and 2000:

                                                                                1999
                                          --------------------------------------------------------------------------------
                                          First Quarter         Second Quarter        Third Quarter         Fourth Quarter
Total revenue                                $24,632               $19,362               $20,008              $ 20,138
Net income (loss)                              2,037                (1,088)               (1,533)               (3,163)
Diluted net income per common and
 common equivalent share                        0.15                 (0.08)                (0.11)                (0.23)

                                                                                2000
                                          --------------------------------------------------------------------------------
                                          First Quarter        Second Quarter         Third Quarter        Fourth Quarter

Total revenue                                $21,295               $23,252               $22,083              $ 27,117
Net loss                                      (2,870)               (2,184)               (2,643)              (10,922)
Diluted net loss per common and
 common equivalent share                       (0.19)                (0.14)                (0.17)                (0.71)